EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2010 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 6, 2009 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported financial results for the first quarter ended September 30, 2009. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2010 Results

The Company reported total revenues of $39.0 million and net income of $32.0 million, or $0.42 per diluted share, for the first quarter of fiscal year 2010, which ended September 30, 2009. This compares to total revenues of $4.9 million and a net loss of $2.2 million, or $0.03 per diluted share, for the same period last year. The increase in revenues for the first quarter of fiscal 2010 was primarily due to the recording of license fee revenue of $31.1 million from the May 2006, development, collaboration and license agreement between the Company and UCB, S.A. In August 2009, the Company received notice from UCB relieving the Company of its responsibilities for the manufacturing of epratuzumab, the only remaining obligation under the UCB agreement, thus allowing the Company to record the full amount of the remaining deferred license fee revenue this quarter. Revenues for the current quarter also included an increase of $3.1 million in license fee revenue from the Company's development, collaboration and license agreement with Nycomed GmbH.

Costs and expenses in the first quarter of fiscal 2010 were $7.3 million, approximately the same as the previous year, as increases of $0.4 million in clinical trial expenses and $0.5 million of research and development expenses, as well as higher headcount and related salaries and employee benefits for the first quarter of 2010 were offset by a $1.4 million expense reimbursement from Nycomed. There was no reimbursement in the comparable quarter last fiscal year.

As of September 30, 2009, the Company had $20.2 million in cash and cash equivalents and $17.7 million in Auction Rate Securities (ARS). ARS consist of AAA rated student loan auction rate securities that currently have no liquidity.

"The net income reported this quarter is primarily from an unusual item resulting from recording the balance of the 2006 upfront licensing fee from UCB," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "UCB is planning a Phase III clinical study of epratuzumab in patients with systemic lupus erythematosus and we are hopeful that epratuzumab will become a viable treatment option for these patients. Another potential pivotal registration study planned for epratuzumab in 2010 is for the treatment of patients with aggressive lymphoma, to be conducted by National Cancer Institute-sponsored study groups. The Company is also continuing discussion with interested parties for project funding for a Phase III registration trial of veltuzumab in follicular, non-Hodgkin's lymphoma," he added.

Key developments this quarter and future planned activities:

 Epratuzumab

 * UCB is expected to initiate Phase III clinical trial programs, after end-of-Phase IIb data presentation and consultation
   with regulatory authorities in the United States and the European
   Union

 * Two National Cancer Institute-sponsored study groups (the North
   Central Cancer Treatment Group and the East Coast Oncology Group)
   are working on the design of a Phase III clinical trial
   randomizing patients with aggressive lymphoma to receive
   rituximab and chemotherapy with or without epratuzumab

 Veltuzumab

 * Follow-up results of low-dose veltuzumab for immune
   thrombocytopenic purpura will be presented at the 2009 American
   Society of Hematology annual meeting on Saturday,
   December 5, 2009

 * Updated results of subcutaneous therapy of lymphoma with
   veltuzumab have been accepted for presentation at the 51st annual meeting of the American Society of Hematology on Monday,
   December 7, 2009

 * Nycomed is expected to initiate a Phase II study of subcutaneous formulation of veltuzumab in patients with rheumatoid arthritis during the calendar year 2010

 * In fiscal year 2010, if project funding has been secured, the
   Company plans to initiate a registration trial comparing
   veltuzumab plus chemotherapy with rituximab plus chemotherapy in patients with newly diagnosed follicular lymphoma

 Milatuzumab

 * The first clinical trial of the doxorubicin conjugate of
   milatuzumab is expected to begin patient enrollment in the third quarter of fiscal year 2010 for the treatment of multiple
   myeloma

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 141 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                         IMMUNOMEDICS, INC.
               Condensed Consolidated Balance Sheets

                                               Sept. 30,     June 30,
                                                 2009          2009
                                              -----------  -----------
 ASSETS

 Current Assets:
  Cash and cash equivalents                   $20,022,694  $27,390,778
  Accounts receivable, net of allowance
   for doubtful accounts                          661,808      702,021
  Inventory                                       296,015      232,920
  Other receivables                             2,810,183    1,128,835
  Prepaid expenses                                818,637      375,934
  Other current assets                            300,449      396,293
                                              -----------  -----------
                                               24,909,786   30,226,781

 Property and equipment, net                    4,963,094    5,079,354
 Auction rate securities                       17,666,897   17,458,349
 Value of life insurance policies                 502,428      486,428
 Other long-term assets                            30,000       30,000

                                              -----------  -----------
                                              $48,072,205  $53,280,912
                                              ===========  ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and other accrued expenses   4,836,732  $ 4,746,286
  Deferred revenue - current                    7,827,600   45,685,385
  Other liabilities                               899,344      872,700
  Stockholders' equity                         34,508,529    1,976,541

                                              -----------  -----------
                                              $48,072,205  $53,280,912
                                              ===========  ===========

              Condensed Consolidated Statements of Operations

                                                 Three Months Ended
                                                   September 30,
                                                  2009         2008
                                              ------------------------

 Revenues:
  Product sales                                   767,454    1,061,835
  License fee and other revenues               37,857,785    3,644,000
  Research & development                          400,059      196,098
                                              -----------  -----------
 Total Revenues                                39,025,298    4,901,933
 Costs and Expenses                             7,257,263    7,293,794
                                              -----------  -----------
 Operating Income (Loss)                       31,768,035   (2,391,861)
 Interest and Other Income                        284,540      357,066
                                              -----------  -----------
 Income (Loss) before Income Tax Expense       32,052,575   (2,034,795)
 Income Tax Expense                               (40,984)    (195,831)
                                              -----------  -----------
 Net Income (Loss)                            $32,011,591  $(2,230,626)
                                              ===========  ===========

 Net Income (Loss) per Common Share:
  Basic                                       $      0.43  $     (0.03)
                                              ===========  ===========
  Diluted                                     $      0.42  $     (0.03)
                                              ===========  ===========

 Weighted average number of common
  shares outstanding:
  Basic                                        75,174,419   75,107,773
                                              ===========  ===========
  Diluted                                      77,107,370   75,107,773
                                              ===========  ===========

CONTACT: Immunomedics, Inc.
         Dr. Chau Cheng, Associate Director, Investor Relations
         & Business Analysis
         (973) 605-8200, extension 123
         ccheng@immunomedics.com